041 Global Income Trust, 10/31/2011, Annual Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					10,805
Class B		  		 	522
Class C		    		  	1,075

72DD2

Class M		     	  	959
Class R		     	   	168
Class Y		    		  	2,088

73A1

Class A					0.769
Class B					0.674
Class C	      			0.677

73A2

Class M	      			0.735
Class R		 			0.740
Class Y					0.803


74U1

Class A			    		17,107
Class B				  	918
Class C					2,894

74U2

Class M					1,315
Class R				  	291
Class Y					5,772

74V1

Class A					12.58
Class B					12.53
Class C					12.53

74V2

Class M					12.47
Class R					12.56
Class Y					12.58
61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.